Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-131647) of Tronox Incorporated and (Form S-4/A No. 333-133757-09) of Tronox Worldwide LLC and Tronox Finance Corp. and in the related Prospectuses of our reports dated March 13, 2008, with respect to the consolidated and combined financial statements and schedule of Tronox Incorporated and the effectiveness of internal control over financial reporting of Tronox Incorporated, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ ERNST & YOUNG LLP
Oklahoma City, Oklahoma
March 13, 2008